Exhibit 5.1


                  SCHELL BRAY AYCOCK ABEL & LIVINGSTON PLLC
                          SUITE 1500 RENAISSANCE PLAZA
                              230 NORTH ELM STREET
                        GREENSBORO, NORTH CAROLINA 27401



                                   May 1, 2006








FNB United Corp.
101 Sunset Avenue
Asheboro, North Carolina 27203

Re: 325,763 shares of Common Stock, par value $2.50 per share, of FNB United Corp. offered in connection with the Integrity Financial Corporation 1996 Incentive Stock Option Plan, as amended, the Integrity Financial Corporation 1997 Nonqualified Stock Option Plan, the FGB 1999 Incentive Stock Option Plan, the FGB 1999 Nonstatutory Stock Option Plan and the FGB Stock Option Plan

Ladies and Gentlemen:

         We have acted as counsel for FNB United Corp. a North Carolina corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to 325,763 shares of the Corporation's common stock, par value $2.50 per share (the "Shares"), to be issued to participants in the Integrity Financial Corporation 1996 Incentive Stock Option Plan, as amended, the Integrity Financial Corporation 1997 Nonqualified Stock Option Plan, the FGB 1999 Incentive Stock Option Plan, the FGB 1999 Nonstatutory Stock Option Plan and the FGB Stock Option Plan (collectively, the "Plan"). The options granted and outstanding under the Plan were assumed by the Corporation pursuant to the Agreement and Plan of Merger dated as of September 18, 2005 by and between the Corporation and Integrity Financial Corporation.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of rendering this opinion. For purposes of this opinion we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.

FNB United Corp.
May 1, 2006
Page two


         We are qualified to practice law in the State of North Carolina. We do not purport to express any opinion herein concerning any law other than the laws of the State of North Carolina and the federal securities laws of the United States.

         Based upon the foregoing, we are of the opinion that the Shares that may be issued and sold by the Corporation pursuant to the Plan (and the authorized forms of stock option agreements thereunder) are duly authorized and will be, when issued and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,


                                  /s/ Schell Bray Aycock Abel & Livingston PLLC